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On March 7, 2011, at 8 a.m. Eastern Time, Accuray Incorporated and TomoTherapy Incorporated held a conference call with financial analysts and investors concerning the merger transaction. The transcript of such conference call is set forth below.

FINAL TRANSCRIPT

Thomson StreetEvents℠

ARAY - Accuray to Acquire TomoTherapy Conference Call

Event Date/Time: Mar. 07. 2011 / 1:00PM GMT

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FINAL TRANSCRIPT
Mar. 07. 2011 / 1:00PM, ARAY — Accuray to Acquire TomoTherapy Conference Call
CORPORATE PARTICIPANTS
Thomas Rathjen
Accuray Incorporated — VP of IR
Euan Thomson
Accuray Incorporated — President, CEO
Fred Robertson
TomoTherapy Incorporated — President, CEO
Derek Bertocci
Accuray Incorporated — SVP, CFO
CONFERENCE CALL PARTICIPANTS
Josh Jennings
Jefferies & Company — Analyst
Ben Andrew
William Blair — Analyst
Bob Labick
CJS Securities — Analyst
Tycho Peterson
JPMorgan — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the Accuray/TomoTherapy investor call. My name is Modesta and I will be your coordinator for today. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.
I would now like to turn the conference over to your host for today, Mr. Tom Rathjen, Vice President of Investor Relations for Accuray Incorporated. Please proceed, sir.
Thomas Rathjen — Accuray Incorporated — VP of IR
Thank you, operator. Good morning to everyone and thanks for joining us on today’s call. As a note, a recording of this call and the presentation slides will be available on the Investor Relations portion of Accuray’s website.
Before we begin, I need to remind you that, except for the historical information contained herein, the information that follows may contain certain forward-looking statements that involve risk and uncertainties, including uncertainties associated with the medical device industry and the transaction between Accuray and TomoTherapy, including the expected structure and timetable for the transaction between Accuray and TomoTherapy. The transaction’s anticipated strategic and financial benefits, financial prospects and guidance, expectations regarding Accuray’s and TomoTherapy’s ongoing operations, employees, sales, product development and commercialization, synergies and economies of scale following the transaction are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those projected. These and other risks are more fully described in the Risk Factors section and other cautionary statements described in Accuray’s and TomoTherapy’s filings with the SEC.

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FINAL TRANSCRIPT
Mar. 07. 2011 / 1:00PM, ARAY — Accuray to Acquire TomoTherapy Conference Call
You will note that slide 3 today shows our agenda. With us today on the call are Accuray’s President and Chief Executive Officer, Dr. Euan Thomson, and our Senior Vice President and Chief Financial officer, Derek Bertocci. We are also pleased to welcome Dr. Fred Robertson, President and Chief Executive Officer of TomoTherapy.
Euan will discuss the transaction and the strategic benefits it creates and then give you an overview of Accuray. Then Fred will do the same for TomoTherapy. Derek will address the expected financial benefits of the transaction. After our remarks, we will open the call to your questions. And now I would like to call over to Euan Thomson. Euan?
Euan Thomson — Accuray Incorporated — President, CEO
Thank you, Tom, and good morning, everybody. I’m pleased to be speaking with you here today from TomoTherapy’s headquarters in Madison, Wisconsin, and that Fred Robertson is joining us on behalf of TomoTherapy.
This morning, we announced that Accuray will acquire TomoTherapy for approximately $277 million in cash and stock. This is a transformative transaction that combines two best-in-class technologies to create the premier radiation oncology company, and it is an exciting acceleration of Accuray’s growth strategy. We believe that it will create significant benefit for cancer patients, expand opportunities for employees of both companies and deliver attractive value for our shareholders.
Accuray and TomoTherapy offer different types of systems that treat complementary patient populations, but those patients can be treated by the same hospitals and the same medical specialty radiation oncology. That means our sales forces rarely compete for the same business, and we expect that the combination of our sales forces will create significant scope and scale to allow us to address our markets more efficiently.
By combining these two companies, we also create a stronger organization, with a significantly greater global presence. I will talk about some of those benefits a little later in the call.
Finally, we expect to achieve significant financial benefits as a result of this transaction, both from operating efficiencies and from cost synergies related to bringing together two publicly-traded companies. We also solidify our position as the leading innovator in the industry.
I’d like to emphasize that both of our companies are committed to working together cooperatively to make the integration as seamless as possible for our patients, customers and employees. The treatments we are offering to cancer patients around the world are too important to disrupt during this transition period, and I’m confident that we can combine these companies smoothly to realize the potential of this powerful combination.
Slide 6 shows a summary of the deal terms. Under the terms of the definitive agreement, Accuray will acquire all outstanding shares of TomoTherapy common stock for $4.80 per share in cash and stock, or a total of approximately $277 million, based on Accuray’s closing price on Friday, March 4.
For each TomoTherapy share, TomoTherapy shareholders will receive $3.15 in cash, plus 0.1648 shares of Accuray stock, valued at $1.65 based on Friday’s closing price. Following the close of the transaction, TomoTherapy shareholders will own approximately 14% of the Company.
While we expect the transaction to be dilutive in fiscal 2012, leading to a loss, we expect to return to profitability in our fiscal 2013, and the acquisition to be accretive to our earnings per share. As a reminder, our fiscal 2013 runs from July 2012 through June 2013. So in other words, we expect the acquisition to be accretive to our earnings per share in the second fiscal year following close.

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FINAL TRANSCRIPT
Mar. 07. 2011 / 1:00PM, ARAY — Accuray to Acquire TomoTherapy Conference Call
The transaction has been approved by the Boards of directors Of both companies and is expected to close in the second quarter or early third quarter of this calendar year.
Now I would like to give you a brief overview of our two companies. I know some of the participants on the call may be shareholders of just one company or the other, and we think it’s important that you understand the strengths each company brings to the transaction.
Slide 8 offers a shot snapshot of Accuray. Based in Sunnyvale, California, and with international offices in Paris, Tokyo and Hong Kong, Accuray is the leader in the field of radiosurgery. We went public in 2007 on NASDAQ and we currently have approximately 450 employees. Fiscal 2010 revenues were $221.6 million, and our quarter-end product backlog was $170 million. We have an additional $240 million in service backlog.
As you can see, we have robust intellectual property and research support for our technology, with more than 75 patents and more than 500 peer-reviewed publications on the CyberKnife system.
The CyberKnife system technology is truly unique. Turning to slide 9, you can see summary information about the technology and the corporate and product strategy we’re pursuing. The CyberKnife system uses a high dose of radiation to destroy a tumor as an alternative to surgery. In essence, the CyberKnife system provides a surgical solution without a scalpel and it is the gold standard for full-body radiosurgery.
It uses a unique image-guided robotic system to deliver high doses of radiation to tumors throughout the body from nearly unlimited beam angles, providing extreme precision while avoiding critical structures. In addition, the CyberKnife system has unparalleled tumor-tracking capability and automatically compensates for tumor and patient movement. I encourage you to go to our website for much more information about the CyberKnife system.
When the CyberKnife system was first commercialized, radiosurgery was primarily a treatment for brain tumors. Over the past decade, Accuray has steadily expanded the use of radiosurgery, with significant growth in the treatment of tumors outside of the brain, including lung, prostate, spine, liver and pancreas. Accuray continues to sponsor and support worldwide clinical outcome studies, validating efficacy for full-body radiosurgery. Our goal is to revolutionize the field of cancer treatment by replacing many traditional surgeries with radiosurgery and improving the lives of patients worldwide.
And we have a record of success, as you can see in slide 10. Since we first introduced the CyberKnife system, we have consistently enhanced the technology through regular upgrades and new platforms. We also have a successful track record of increasing market acceptance of the CyberKnife system by offering new products and new clinical capabilities.
The results have been very strong. In our most recent quarter, we achieved an overall gross margin of 54%. Our products gross margin exceeded 60% in the first half of fiscal 2011, and the gross margin on our service has steadily improved to 37% in the first half of fiscal 2011.
In addition, we have been successful in managing operating expenses. Derek will provide further financial detail in a few minutes.
Now I’m very pleased to turn the call over to Fred Robertson, President and CEO of TomoTherapy, who will provide some background on his Company and his perspective on the transaction. Fred?
Fred Robertson — TomoTherapy Incorporated — President, CEO
Thanks, Euan, and good morning, everyone. Let me begin by echoing Euan’s sentiments — I’m truly excited about this combination, which brings together two highly complementary organizations to create a single, strong Company in the radiation oncology space that we believe will be well-positioned for future success.

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FINAL TRANSCRIPT
Mar. 07. 2011 / 1:00PM, ARAY — Accuray to Acquire TomoTherapy Conference Call
Simply stated, I believe this combination is both financially and strategically compelling. From a financial perspective, the transaction with Accuray provides attractive value for our shareholders. As Euan mentioned, TomoTherapy shareholders will receive $3.15 in cash and 0.1648 shares of Accuray common stock per common share of TomoTherapy stock. This represents a 30.8% premium above the closing price of TomoTherapy shares on Friday.
In addition, our shareholders will have the opportunity to participate in the upside potential of the new combined organization, an organization that will have a strong platform and will be poised for growth.
From a strategic standpoint, Accuray is the ideal partner for TomoTherapy. Accuray’s innovative radiosurgery offering is extremely complementary with our innovative radiation therapy technology. Together, we will be able to provide customers and patients a broader range of products and solutions and, even more importantly, we will be able to continue to focus on improving treatment for cancer patients worldwide.
Not only do our product offerings fit well together, but both companies share the same passion for fighting cancer, with an emphasis on treatment quality. We’ve admired Accuray’s shared commitment to this mission and we are pleased to be partnering with them to further our goals on this front.
I know many of you know TomoTherapy, but for those of you who may not be as familiar, I’d like to take just a minute to provide a brief overview of our Company and platform.
On slide 11, you can see TomoTherapy at a glance. Headquartered in Madison, Wisconsin, with an international office in Brussels, TomoTherapy currently has just over 600 employees worldwide. Fiscal 2010 revenue was $195 million and our backlog at December 31 was $133 million.
Similar to Accuray, we have strong intellectual property and research support for our technology. To date, we have more than 130 patents and more than 1500 peer-reviewed publications and presentations on the operational and clinical benefits of the TomoTherapy platform.
By way of background, TomoTherapy was founded in 1997 on the premise that the best way to harness the power and precision of intensity-modulated radiation therapy, or IMRT, is with integrated imaging technology that can guarantee accuracy at every treatment fraction. To that end, our Company developed the ring gantry-based TomoTherapy platform, which combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision, while reducing radiation exposure to surrounding healthy tissues. On this platform, we provide radiation therapy solutions that can be used to treat a wide variety of cancers, from the most common to the most complex.
Our initial Hi-Art treatment system has been used to deliver more than 3 million CT-guided helical IMRT treatment fractions and is widely considered the best-in-class IMRT in radiation therapy.
Building off of this base, we diversified and enhanced our product offering. The newest addition to our product lineup is TomoHD, which combines the best features of our helical and direct treatment and is designed to enable cancer centers to treat a broader patient population with a single device. It’s also worth mentioning TomoMobile, which is a relocatable radiation therapy solution designed to improve access and availability of state-of-the-art cancer care.
Of course, a critical component of our offering is servicing our installed base, and TomoTherapy has a solid service organization. While we’ve faced some challenges in this area over the last few years, we’ve taken a number of key steps to strengthen this aspect of our organization, and the result has been enhanced system reliability as well as reduced maintenance. Importantly, our system uptime and external ratings remain strong, two validations of the progress here.

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FINAL TRANSCRIPT
Mar. 07. 2011 / 1:00PM, ARAY — Accuray to Acquire TomoTherapy Conference Call
Without a doubt, we’ve accomplished a great deal in our 13-year history. We recently announced the shipment of our 350th treatment system and expansion into our 24th country worldwide. Our robust platform offerings and strong sales and marketing infrastructure have fueled this growth.
Our commitment to technology innovation has played a key role as well. We continually seek to enable the best radiation therapy treatment quality and clinical processes for patients and care providers worldwide.
With that backdrop, I can say that I confidently believe that joining forces with Accuray is the right next step for our Company. We will be creating a larger organization with the scope and scale to deliver clear benefits to all of our stakeholders, including shareholders, customers, patients and our employees.
I’m excited about the opportunities ahead for TomoTherapy, and I believe that with Accuray the Company will be able to continue to build on its strong foundation and accelerate future growth. The combined offering will set the new Company apart, positioning it to capitalize on the attractive and growing market opportunity, both in the US and abroad.
I’m proud of the path TomoTherapy has forged and the significant role it has played in enhancing and expanding options for cancer care globally. Today’s announcement represents a significant milestone on that path. With that, I’ll turn the call back to Euan.
Euan Thomson — Accuray Incorporated — President, CEO
Thank you, Fred. Now that you’ve heard a little bit about both companies, we would like to discuss the expected financial benefits of the transaction in some more detail. For that, I’ll ask Derek Bertocci, our CFO, to take over. Derek?
Derek Bertocci — Accuray Incorporated — SVP, CFO
Thank you, Euan. Slide 14 summarizes the three elements that we believe are the keys to making this a successful acquisition from a financial standpoint for Accuray’s shareholders. First, TomoTherapy products are the best-in-class for intensity-modulated radiation therapy. We believe this is driving the upturn in orders and revenue that TomoTherapy has experienced over the last year and will support future order growth.
Second, we believe that significant improvements in product reliability can and will be made steadily in the future. We expect this will enable service to transition from an activity that was a substantial drain on TomoTherapy’s financial results to a profitable business in our fiscal year beginning July, 2012, with further improvements in future years.
Third, we anticipate there will be significant cost savings from synergies due to the elimination of redundant activities, principally in G&A and marketing.
By combining profitable new system revenue with newly-profitable service activity, plus cost savings from organizational synergies, we expect the TomoTherapy product line will begin to contribute profit and be accretive to Accuray earnings per share in our fiscal year beginning July 2012, with increased profitability in the following fiscal years. Now let me provide some further details about these three key elements.
On slide 15, we identify key aspects of the combination that we expect will benefit product revenue. Sales in new systems by TomoTherapy rose in 2010 due to a number of factors, including improvement in health care capital equipment spending and introduction of the TomoDirect capability and the TomoHD product.

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Mar. 07. 2011 / 1:00PM, ARAY — Accuray to Acquire TomoTherapy Conference Call
We believe this will support continued sales growth in the next few years. We believe there will be future opportunities to use the technology expertise of both Accuray and TomoTherapy to advance the design of the TomoTherapy unit still further. We believe this will support product sales growth in the long term.
Service has been a drain on TomoTherapy’s financial results for several years. We carefully reviewed this area to identify the actions TomoTherapy has already taken to improve results, as well as the actions we believe are needed to turn service profitable.
On slide 16, we have listed the three categories of actions identified. One, fast-track program upgrades implemented by TomoTherapy in the quarter ended December 2010 to reduce service costs on certain installed systems. Two, improvements in design, serviceability and training planned by TomoTherapy. And three, utilization of Accuray expertise, particularly in the design and manufacture of RF components and the linear accelerator to improve system reliability and lower service costs.
At Accuray, we have a demonstrated record of designing and producing reliable products, which has enabled us to steadily improve our service profit margin over the last four years. With this proven record and by taking these actions, we expect to be able to turn service profitable for our fiscal year beginning July 2012, with further improvements thereafter.
Some of the targeted cost synergies are outlined on slide 17. They are enabled by the elimination of redundant activities and are expected to yield significant cost reductions for the combined businesses. We expect the majority of the synergies to be in G&A and marketing activities, involving the elimination of duplicate activities, staff and public company costs. Examples include duplicate SEC filings and duplicate attendance at trade shows.
We intend to capitalize on a number of key TomoTherapy capabilities to enhance the performance of the combined organization. Adding TomoTherapy’s sales personnel will approximately double the size of our sales team. This should enable us to double our sales contacts, essentially increasing sales for both products. We plan to pursue aggressive development programs for both product lines, capitalizing on the combined R&D expertise of both organizations. Customer service is expected to become more efficient over time as changes are implemented to improve the reliability of TomoTherapy systems, reducing or eliminating the need to add service personnel as the installed base grows. We do not expect significant changes in manufacturing.
On slide 18, we show summary corporate metrics for the two companies. While we are not providing detailed forward-looking guidance, we do want to provide historical data to help you understand the value of these two companies and to provide a baseline for our synergy expectations.
Our forecasted results for the combined Company for our fiscal year beginning July 2012 includes the following — estimated improvements in service costs; forecast operating expense synergies; and a preliminary estimate of charges related to purchase accounting. It does not include any potential revenue synergies from the increase of our global presence and the expansion of our sales force. The resulting forecast anticipates that the TomoTherapy product line will yield a profit and be accretive to Accuray earnings per share in our fiscal year beginning July 2012.
With that, I would like to turn the call back to Euan.
Euan Thomson — Accuray Incorporated — President, CEO
Thanks, Derek. In summary, this is a transformative transaction. Our most recently reported installed base is 222 systems worldwide, and TomoTherapy currently has 350 systems worldwide. The total shipped and/or installed base of the two companies includes 349 systems in the United States; 112 systems in the Europe, India, Middle East and Africa region; 42 systems in Japan; and 69 systems in the Asia-Pacific region. This will give the combined Company a significant presence in every region of the world and enable us to scale our customer support and presence accordingly.

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FINAL TRANSCRIPT
Mar. 07. 2011 / 1:00PM, ARAY — Accuray to Acquire TomoTherapy Conference Call
As you’ve heard, we believe this transaction will bring together two best-in-class technologies to create the premier radiation oncology company. We will have a broad range of innovative technologies that serve complementary patient populations treated by the same medical specialties, with an R&D program that enables us to stay on the leading edge of cancer treatment.
We will have a greater global scale and expect to achieve operational and financial efficiencies. We are creating a strong organization with a passion for patient care. We believe all of these elements will translate into superior long-term value for shareholders.
Now we are ready to take your questions. Operator, will you open the call to questions, please?
QUESTIONS AND ANSWERS
Operator
(Operator Instructions). Josh Jennings, Jefferies & Company.
Josh Jennings — Jefferies & Company — Analyst
Good morning, gentlemen. Thanks for taking the questions. Congratulations on the transaction.
Just wanted to start off with Fred. I understand the complementary technologies on the IMRT and SRS side. But just maybe a question of why now. You guys are on the verge of breakeven status by the end of 2011, and where the valuation is, relatively, some could argue, on the cheap side at relatively around one times sales. Just why now?
Fred Robertson — TomoTherapy Incorporated — President, CEO
I think the transaction as we’ve announced represents a significant premium for our shareholders over what the stock price has been for the last couple of years. We did our earnings release a couple of weeks ago, and we highlighted the important progress that we’ve made, both in growth and customer support, and I think this is an opportunity to accelerate that.
Josh Jennings — Jefferies & Company — Analyst
I guess you could argue that with a 30% premium, it was at a significantly discounted valuation from where the technology, as I say, could be valued. Was there anything else going on internally or within the business that accelerated the process?
Fred Robertson — TomoTherapy Incorporated — President, CEO
No. We’ve known each other as organizations for several years and admired each other’s technology platforms. We think this is a logical business combination of very complementary offerings.
Josh Jennings — Jefferies & Company — Analyst
Maybe just in terms of the timing again. If you look at — just in terms of when you guys started discussions and whether there were other suitors involved.

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FINAL TRANSCRIPT
Mar. 07. 2011 / 1:00PM, ARAY — Accuray to Acquire TomoTherapy Conference Call
Fred Robertson — TomoTherapy Incorporated — President, CEO
No, I really don’t want to go into the details. All of that information will be detailed in the proxy that will be coming out to shareholders.
Josh Jennings — Jefferies & Company — Analyst
Great. And my understanding — the complementary aspects of both technologies — I guess one question would be in terms of how you plan to position your sales force. Is it going to be a combined sales force, selling both the SRS technology, the CyberKnife, and the IMRT capabilities of the Hi-Art systems combined? Or will you have dedicated sales forces for each different system?
Euan Thomson — Accuray Incorporated — President, CEO
I think will work out those details as we go into the integration strategy. But I think what we’ve looked at so far in the planning phase is a combination of several of those varieties.
I think there will be some parts of the world where simply sort of dividing things up and having people carry both products, increasing customer contact will be beneficial. We have other distribution channels in other parts of the world, for example, where we are using distributors or sales agents that we may well maintain two independent sales channels, and just increase our presence and the scale of our local management of those distribution channels. I think we will use a combination of those.
Operator
Ben Andrew, William Blair.
Ben Andrew — William Blair — Analyst
Good morning, gentlemen, and congratulations on the transaction. I wanted to just ask about as you market the products —you’ve competed historically, and as you go forward, how do you view the competitive dynamic? And Fred, maybe talk about situations where you guys have competed for customers, whereas in other situations, perhaps, customers have already kind of made a decision whether they want IMRT or another technology, so you don’t see as much overlap — how maybe you will deal with those issues going forward.
Euan Thomson — Accuray Incorporated — President, CEO
So I think one of the logical rationales for this transaction is that the level of competition at a patient level is fairly low. I think that there — sometimes customers are choosing which investment to make first. We actually have several — actually, quite a few customers in common, and they’ve chosen both platforms. And I think that indicates pretty strongly that people are not necessarily choosing between the two. They recognize that the CyberKnife is designed specifically for full-body radiosurgery applications, and TomoTherapy’s platform is an excellent system for intensity-modulated radiation therapy, and more recently for more routine forms of radiation therapy as well.
Ben Andrew — William Blair — Analyst
And do you see some complementary technologies between the two systems that perhaps you can incorporate to accelerate the pace of new product introduction? I think that’s one of the things that has been difficult for Tomo, in my observation, has been the pace of innovation and keeping up with what other people have done.

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FINAL TRANSCRIPT
Mar. 07. 2011 / 1:00PM, ARAY — Accuray to Acquire TomoTherapy Conference Call
Whether you want to judge one as ahead or behind another from a technology standpoint, just the pace of introduction, I think in the sheer dollars being spent, has been a bit of a challenge for Tomo. So does this help accelerate new product introductions?
Euan Thomson — Accuray Incorporated — President, CEO
I think without a doubt. I certainly feel TomoTherapy is an innovative company, and the platform itself is extremely innovative. But I think at this point, we do bring certain logical skill sets to the table, in particular, I think, in a couple of areas.
The first would be our expertise in linear accelerator design. We have a whole group making our linear accelerators. We have expert engineers from various sources around the Bay area where there is significant expertise in that particular specialty. And I think that we can help accelerate some of the things that need to be done to just improve the reliability of the system.
And I think going forward, one of our acknowledged areas of expertise is certainly in tumor and motion management. And I think to me, that seems like a logical next step for the TomoTherapy platform as well.
And on an ongoing basis, there is some duplication of assets that we can use to redirect people towards future further progress. For example, two sets of teams working on a treatment planning system. And it’s not that we’re looking for cost synergies in that area. What we’d really be looking to do is to say, okay, by prioritizing these people, we can now forge ahead fast with both technologies and make double the progress that we would otherwise have made.
Ben Andrew — William Blair — Analyst
Okay. And is there any thought at this point about the Company’s — Tomo’s compact proton offering — whether to continue funding that, look for additional funding sources or how should we think about that? Thanks.
Euan Thomson — Accuray Incorporated — President, CEO
We are extremely interested in that technology. We think it’s a great, great future benefit. Of course, as part of this acquisition, we would anticipate that the — we know that the rights to that technology and that relationship would transfer to Accuray. Exactly where we go with that from here, I think we will have to spend some time thinking about and talking to the other investors in that particular enterprise.
Ben Andrew — William Blair — Analyst
Thank you.
Operator
Bob Labick, CJS Securities.
Bob Labick — CJS Securities — Analyst
Good morning. First question for Derek. I was hoping you could just walk us through a little bit more detail on the synergies and the cost synergies expected, particularly in the $25 million. How much of that is in hand and how much of that is the reduced service costs, and when do you plan to put out more details behind that?

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FINAL TRANSCRIPT
Mar. 07. 2011 / 1:00PM, ARAY — Accuray to Acquire TomoTherapy Conference Call
Derek Bertocci — Accuray Incorporated — SVP, CFO
So the synergies, Bob, that we have identified there, we’ve indicated that we expect the majority of those synergies to be in the area of G&A and marketing. Combined in calendar 2010, the two companies spent about $95 million in those two areas.
As far as the synergies, there will be some modest organizational and activity changes, as Euan pointed out, in some other areas, where we will be able to have some efficiencies. We won’t need to have two national sales meetings, et cetera. So there will be some other modest savings in other areas.
As far as the service synergies, those are over — as we indicated, over the next two years we expect the service business to transition to be a profitable business. And that’s sort of the timeframe that we’re looking at getting service profitable for the TomoTherapy product line.
Bob Labick — CJS Securities — Analyst
And could you just, I guess, maybe take a step back and tell us why it’s not profitable, how their services run differently than Accuray’s service and what steps, broadly speaking, are necessary to bring it to that profitability?
Derek Bertocci — Accuray Incorporated — SVP, CFO
So the service activity is really a matter of the frequency of repair visits and the cost of those repairs and the staffing necessary to make that. As we bring the two companies together, one of the things that we have the opportunity to continue to do, as we’ve done at Accuray, is to gain some efficiency of scale by having more systems and more densely populated, and eventually allowing a service engineer to have less inefficient travel time, so that there’s more density of systems.
Secondly, TomoTherapy has identified a number of plans to improve both the reliability of the systems and the serviceability of the systems. And we look to push those through in the future.
Thirdly, there are some expertises that we have, particularly in the RF chain and the linear accelerator itself, that we think — we believe will allow us to help further improve the reliability.
So it will be a combination of some decrease in parts utilization, as well as a significant improvement in the efficiency of the utilization of the service team. And as more systems are placed, we expect not to need to add significantly, if at all, to the service engineer field, as the requirement for labor comes down per system installed.
Bob Labick — CJS Securities — Analyst
Okay, great. Thanks. And then could you also give us a broad sense of what the combined Company’s balance sheet will look like, assuming the deal gets closed at the current terms?
Derek Bertocci — Accuray Incorporated — SVP, CFO
The cash that we would expect post the closing would be something in the neighborhood of approximately $80 million. And it’s our expectation that the cash flow of the business will be approximately breakeven in our fiscal 2012 year, turning positive in our fiscal 2013 year — that’s our expectation.

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FINAL TRANSCRIPT
Mar. 07. 2011 / 1:00PM, ARAY — Accuray to Acquire TomoTherapy Conference Call
Bob Labick — CJS Securities — Analyst
Great. Thank you very much.
Operator
Tycho Peterson, JPMorgan.
Tycho Peterson — JPMorgan — Analyst
Good morning. Maybe just a first question on — just kind of as we think about the product portfolios here. Obviously, with the VSI, you guys have entered the IMRT space, and I think been directing people toward the benefits of a hybrid platform that will do both high-end stereotactic and IMRT. Can you just talk to how you see that fitting into the lineup relative to Tomo?
Euan Thomson — Accuray Incorporated — President, CEO
I think with VSI, the reason for putting — for drawing attention to the — sort of the limited IMRT capabilities of the system is really to strengthen the pro forma when people look at evaluating the system. There’s no doubt that our expectations and what we’re seeing so far is that once people have acquired the VSI system that its primary use is radiosurgery; that won’t change.
So I think complementary to that, we see TomoTherapy’s platforms, which are right in the middle of the radiation therapy space, with a particular special expertise in the field of IMRT; These two are extremely, extremely complementary to one another.
Tycho Peterson — JPMorgan — Analyst
Okay. And then as we think about the installed base at Tomo systems, Fred, is there any color you can provide us on the age of the installed base? Is there a replacement cycle potentially here that could pick up?
And then we’ve also had a few people ask just about kind of reliability and uptime and things. So any color you could provide on those metrics would be helpful.
Fred Robertson — TomoTherapy Incorporated — President, CEO
Sure. Our first systems were installed beginning in late 2003 or 2004. So we are just at the beginning now of an upgrade cycle, and we do expect that we will be taking advantage of the opportunity to go down that pathway. Could you repeat the second part of your question, please?
Tycho Peterson — JPMorgan — Analyst
Reliability and uptime of the systems.
Fred Robertson — TomoTherapy Incorporated — President, CEO
We’ve made tremendous investments in improving the quality of the systems and the serviceability. We have seen consistent improvement in uptime. We are really at or above industry standard, above 98%, continued to get excellent ratings from external benchmark agencies, like MD Buyline.

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FINAL TRANSCRIPT
Mar. 07. 2011 / 1:00PM, ARAY — Accuray to Acquire TomoTherapy Conference Call
Tycho Peterson — JPMorgan — Analyst
Okay. And then I guess, Euan, as we think about kind of initiatives going forward, are there things like the mobile business that you could potentially leverage or that potentially don’t make sense going forward? Can you just talk, I guess, on that end in particular?
Euan Thomson — Accuray Incorporated — President, CEO
I think in general, we will focus on the areas that I’ve discussed just now. I think that there are incredible synergistic activities that we can leverage. I think one of the most important is obviously in the sales area, where we will have a much greater global presence. And we all know this is a market that is dominated by sort of one or two major players, and there’s definitely some benefit in scale, and just having more customer contact, more customer presence and more reasons to talk to customers.
But on the R&D side, I think, we will focus on the areas we’ve discussed. Certainly our expertise in linear accelerators can be leveraged across to the TomoTherapy platform. They have significant expertise in treatment planning and radiation dose calculations that I think we will use to complement our own expertise in those areas and drive both product lines forward.
So I think as we look across the board, there are just tremendous synergies. I think on a particular product and platform, I think I’ll decline to comment right now.
Tycho Peterson — JPMorgan — Analyst
Okay, and then just one last one. On the last quarterly call, I think you talked about kind of the Siemens relationship and the timelines there had kind of been slipping a little bit. Is it fair to assume that this is enough kind of on your plate now; that we shouldn’t expect product introductions from the Siemens collaboration and this is more of a priority?
Euan Thomson — Accuray Incorporated — President, CEO
That’s a potential outcome, but I don’t think it’s as a result of this transaction. I think that what we’re seeing with Siemens right now, as we indicated on the last call, is that they are taking some time to decide exactly what it is that they wish us to help them with. And I don’t think that the relationship should probably change as a result of this transaction, but I think what we said on the last call still holds.
Operator
I would now like to turn the call back to Dr. Euan Thomson, President and CEO of Accuray Incorporated, for closing remarks.
Euan Thomson — Accuray Incorporated — President, CEO
Thank you, operator, and thank all of you for joining us this morning. As you’ve heard, we’re extremely excited about this transaction and the opportunities it creates for Accuray. It greatly accelerates our strategy to be the premier radiation oncology company, focused on both innovative technologies and patient care. We also expect it to deliver meaningful long-term value for our shareholders.
If you have additional questions, I encourage you to contact the investor relations representative of both Accuray and TomoTherapy, who will be happy to answer questions. Thank you and goodbye.

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FINAL TRANSCRIPT
Mar. 07. 2011 / 1:00PM, ARAY — Accuray to Acquire TomoTherapy Conference Call
Operator
Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.
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# # #
Additional Information About the Merger and Where to Find It
This communication is being made in respect of the proposed merger transaction involving Accuray Incorporated (“Accuray”) and TomoTherapy Incorporated (“TomoTherapy”). In connection with the proposed transaction, Accuray will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 and TomoTherapy will mail a proxy statement/prospectus to its shareholders, and each will also be filing other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to TomoTherapy’s shareholders. Shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about TomoTherapy and Accuray, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Vice President and General Counsel, TomoTherapy Incorporated, 1212 Deming Way, Madison, Wisconsin, 53717, (608) 824-2800.
Participants in the Solicitation
TomoTherapy and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TomoTherapy’s directors and executive officers is available in TomoTherapy’s proxy statement for its 2010 annual meeting of shareholders and TomoTherapy’s Annual Report on Form 10-K for the year ended December 31, 2010, which were filed with the SEC on March 22, 2010 and March 3, 2011, respectively. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.
Forward-looking Statements
The foregoing may contain certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with the medical device industry and the transaction between Accuray and TomoTherapy. Except for the historical information contained herein, the matters set forth in this press release, including the expected structure and timetable for the transaction between Accuray and TomoTherapy, the transaction’s anticipated strategic and financial benefits, financial prospects and guidance, expectations regarding Accuray’s and TomoTherapy’s ongoing operations, employees, sales, product development and commercialization, synergies and economies of scale following the transaction, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or managements’ good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: the satisfaction of closing conditions for the transaction between Accuray and TomoTherapy, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; market conditions; the effect of the announcement of the transaction on Accuray’s and TomoTherapy’s respective businesses; the impact of any failure to complete the transaction; the risk that Accuray and TomoTherapy will not realize the anticipated benefits of the transaction; the potential inability to successfully operate or integrate TomoTherapy’s business; general industry and economic conditions; and other factors beyond the companies’ control and the risk factors and other cautionary statements described in Accuray’s and TomoTherapy’s filings with the SEC. Please refer to the Risk Factors section of Accuray’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010, and the Risk Factors set forth in TomoTherapy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for a further list and description of additional business risks, uncertainties, and other factors that may affect these statements. Neither Accuray nor TomoTherapy intends to update these statements and undertakes no duty to any person to provide any such update under any circumstance.